Exhibit 10.20

FOURTH AMENDING AGREEMENT

This Fourth Amending Agreement dated December 2, 2005 is by and between MAD CATZ INTERACTIVE, INC. (“Mad Catz”) and FIRE INTERNATIONAL LTD. and its related companies (“Fire”).

Whereas:

(a)	Mad Catz and Fire entered into an agreement dated January 17, 2003, amended the first time on February 14, 2003, amended the second time on August 22, 2003 (which second amendment was terminated via an email dated April 13, 2005), and amended the third time on February 1, 2005 (collectively, with the exclusion of the second amendment, the “Agreement”) regarding the manufacture and distribution of certain CD products, as more particularly described at section 2 of the Agreement; and

(b)	Mad Catz and Fire have agreed to amend the Agreement to eliminate any minimum purchase requirement on the part of Mad Catz, among other things, as more particularly set out herein;

Now therefor for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to the Agreement. Effective as of December 2, 2005, the Agreement is amended as follows:

(a)	by deleting the second sentence of paragraph 2 of the Agreement (“Fire will supply Mad Catz exclusively with such products in North America (the ‘Territory’).”) in its entirety;

(b)	by deleting paragraph 3 of the Agreement in its entirety and replacing it with the following:

“3. Mad Catz shall not sell any of the products supplied by Fire pursuant to this Agreement other than in North America, South America, Japan, Africa and Australasia.”;

(c)	by deleting paragraph 4 of the Agreement in its entirety; and

(d)	by deleting paragraph 17 of the Agreement in its entirety.

2. Governing Law. This Fourth Amending Agreement is governed by the laws of England and Wales.

3. Confirmation of the Agreement. The parties acknowledge that all of the terms and provisions of the Agreement, as amended hereby, are and remain in full force and effect. For the avoidance of doubt the parties acknowledge and agree that Mad Catz will continue to pay outstanding trade receivables in accordance with normal terms, and that Fire is not owed any amounts and has no claims against Mad Catz under the minimum purchase requirements provisions in the Agreement deleted by this Fourth Amending Agreement.

IN WITNESS WHEREOF the parties have executed this Fourth Amending Agreement as of the date set out above.

Mad Catz Interactive, Inc.

/s/ GEOFREY MYERS	c/s
Authorized Signing Officer per:

Fire International Ltd.

/s/ JASON COOPER	c/s
Authorized Signing Officer per: